CUSIP No. 22658D100

EXHIBIT A

TRANSACTIONS EFFECTED SINCE THE FILING OF AMENDMENT NO. 12 TO THE SCHEDULE 13D

All of the below transactions in the Common Stock were traded in the ordinary course on the NASDAQ Stock Market.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
9/20/2021	Purchase	158,344	$29.95	(1)
9/21/2021	Purchase	39,508	$30.76	(2)
9/21/2021	Purchase	22,307	$31.30	(3)
9/22/2021	Purchase	9,529	$30.93	(4)
9/22/2021	Purchase	30,594	$31.43	(5)
9/22/2021	Purchase	194	$32.00

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
9/20/2021	Purchase	4,969	$29.95	(1)
9/21/2021	Purchase	1,265	$30.76	(2)
9/21/2021	Purchase	715	$31.30	(3)
9/22/2021	Purchase	297	$30.93	(4)
9/22/2021	Purchase	953	$31.43	(5)
9/22/2021	Purchase	6	$32.00

(1)

The price reported for the Common Stock is a weighted average price. The shares were purchased in multiple transactions at prices ranging from $29.45 to $30.30. The Reporting Persons undertake to provide to the Issuer, any shareholder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. The shares were purchased in multiple transactions at prices ranging from $30.13 to $30.98. The Reporting Persons undertake to provide to the Issuer, any shareholder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. The shares were purchased in multiple transactions at prices ranging from $31.00 to $31.45. The Reporting Persons undertake to provide to the Issuer, any shareholder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)

The price reported for the Common Stock is a weighted average price. The shares were purchased in multiple transactions at prices ranging from $30.85 to $30.99. The Reporting Persons undertake to provide to the Issuer, any shareholder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(5)

The price reported for the Common Stock is a weighted average price. The shares were purchased in multiple transactions at prices ranging from $31.00 to $31.99. The Reporting Persons undertake to provide to the Issuer, any shareholder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.